NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER AND FIRST HALF OF 2012

(LA JOLLA, CALIFORNIA) - August 9, 2012 - PICO Holdings, Inc. (GlobeNewswire via COMTEX)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders' equity of $482.8 million ($21.20 per share) at June 30, 2012, compared to $497.8 million ($21.86 per share) at March 31, 2012, and $501.8 million ($22.10 per share) at December 31, 2011. Reported book value per share attributable to PICO shareholders decreased by $0.90, or 4.1%, during the first six months of 2012.

PICO's President and Chief Executive Officer, John Hart, commented:

“Construction of Northstar Agri Industries' canola processing plant near Hallock, Minnesota was completed during the second quarter of 2012, ahead of schedule and $2 million below our budgeted cost. Northstar's financial results to June 30 reflect start - up costs and a reduced level of activity during the performance testing period. The plant becomes fully operational later in August. We are encouraged by the continued bullish outlook for oilseeds in general, and canola in particular, and what appears to be extremely good agricultural conditions to produce a record canola crop from Canada for the upcoming canola crop season.

“During the first half of 2012, UCP, LLC generated revenues of $5 million which had a gross margin of approximately 32%. We have built an organization to support the acquisition and development of lots and construction and sale of homes and, as yet, we have not reached the critical mass of monetizations to cover these costs. However, given the indicators that point to a housing recovery in our markets such as tightening inventories and rising home prices, we expect that activity should increase resulting in improved overall performance for the year.

“Also during the second quarter of 2012, we entered into a definitive agreement to sell our legacy insurance operations, Physicians Insurance Company of Ohio and Citation Insurance Company. Physicians has been in run off since 1995, and Citation since 2001. The run offs have reached the point where we concluded that value would be maximized by selling the insurance operations and releasing the capital tied up in the insurance companies for reinvestment in opportunities with higher potential returns. Based on the surplus in the insurance companies at June 30, 2012 the sale will free up capital, in the form of cash and marketable equity securities, of approximately $45 million. We expect the sale to close before the end of 2012.

“As we head into the second half of the year, our focus particularly with Northstar and UCP, after a period of building and acquiring assets, is on operational performance. The economy continues to present major challenges and uncertainty but for the moment, we seem well positioned to profit from an improving real estate market and strengthening canola crush margin.”

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO's 10-Q, to illustrate the relative size of the Company's assets and activities (in millions):

SEGMENT	NET BOOK VALUE	PERCENTAGE
Water Resource and Water Storage Operations	$219	46%
Real Estate Operations	118	24%
Agribusiness Operations	56	12%
Corporate	45	9%
Discontinued Operations	45	9%
Shareholders' Equity	$483	100%

SECOND QUARTER SEGMENT RESULTS OF OPERATIONS
For the second quarter of 2012, PICO reported a net loss of $15.4 million ($0.68 per share), compared to net income of $2.1 million ($0.09) per share in the second quarter of 2011. Our second quarter segment results of operations are (in thousands):

	2012	2011
Water Resource and Water Storage Operations	$(1,817)	$(1,482)
Real Estate Operations	(2,411)	(239)
Agribusiness Operations	(2,528)	(587)
Corporate	(3,848)	457
Loss before taxes	$(10,604)	$(1,851)
Equity in loss of unconsolidated affiliate		(2,142)
Income tax (provision) benefit	(125)	1,284
Loss from continuing operations	$(10,729)	(2,709)
Income (loss) from discontinued operations, net of tax	(5,224)	3,762
Noncontrolling interest	520	1,032
Net Income (loss)	$(15,433)	2,085

FIRST HALF SEGMENT RESULTS OF OPERATIONS
For the first half of 2012, PICO reported a net loss of $20.3 million ($0.89 per share), compared to a net loss of $20,000 in the first half of 2011. Our first half segment results of operations are (in thousands):

	2012	2011
Water Resource and Water Storage Operations	$(2,979)	$(3,062)
Real Estate Operations	(3,756)	(1,980)
Agribusiness Operations	(3,054)	(973)
Corporate	(7,748)	(1,636)
Loss before taxes	$(17,537)	$(7,651)
Equity in loss of unconsolidated affiliate		(3,717)
Income tax benefit	1,073	3,663
Loss from continuing operations	$(16,464)	(7,705)
Income (loss) from discontinued operations, net of tax	(4,606)	5,833
Noncontrolling interest	741	1,852
Net Loss	$(20,329)	(20)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business's fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:
Vidler Water Company, a water resource development business;
Union Community Partners, a developer of residential lots in selected California markets and the Puget Sound area of Seattle, Washington; and
PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.

Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.

As of June 30, 2012, UCP owns or controls approximately 907 finished lots and 4,981 potential lots in various stages of development or entitlement. Of the 5,888 lots we own or control, 3,277 are located in the Central Valley of California, 1,614 in the Monterey, California area, 200 in the Bay Area of California, and 797 in the Central Puget Sound market area of Seattle, Washington.

We have provided $60 million of equity finance to acquire 88% of a new operation, Northstar Agri Industries, which will operate a canola seed processing plant near Hallock, Minnesota. Construction of the plant is now complete, and the plant has undergone performance testing. We anticipate that the plant will commence commercial production of canola oil and canola meal later in August 2012.

OTHER INFORMATION
At June 30, 2012, PICO Holdings, Inc. had a market capitalization of $510.3 million, and 22,769,080 shares outstanding.
The PICO Holdings, Inc. logo is available at:
http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release which are not historical, including the expected results of our business segments, the timing of anticipated milestones and related anticipated economic and market conditions, are "forward-looking statements" based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the ability of the plant to become commercially operational during the third quarter of 2012; the ability of the project to obtain the required environmental permitting to increase the plant's processing capacity; the working capital requirements of the business; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil and our ability to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: the significant and/or sustained downturn in the homebuilding industry; the softness in the real estate market, and some sectors of the equity market; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; federal and state regulation on insurers; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.
We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.
SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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